SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): March 30, 2012

SUPREME INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8183	75-1670945
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

P.O. Box 237

2581 E. Kercher Road

Goshen, Indiana 46528

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (574) 642-3070

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 30, 2012, Kim Korth resigned as a director and the President and Chief Executive Officer of Supreme Industries, Inc. (“Supreme”) to return to the vehicle and transportation consulting firm, IRN, Inc., which she owns and is the president.  Supreme and Ms. Korth are currently negotiating a settlement agreement.

On March 30, 2012, Matthew W. Long, age 50, Supreme’s Chief Financial Officer, Treasurer and Assistant Secretary, assumed the position of interim Chief Executive Officer.  He joined Supreme as the Chief Financial Officer, Treasurer and Assistant Secretary on April 18, 2011.  From June 2003 until February 2011, he was the treasurer of CTS Corporation, a manufacturer of electronic components and sensors and supplier of electronics manufacturing services.  He was assistant treasurer of CTS from December 2000 until May 2003.  Previously, he held a variety of accounting positions for Emerson Electric, General Housewares/Chicago Cutlery and United Technologies.  None of his prior employers has, or at any time in the past has had, an affiliate or other relationship with Supreme.  There is no family relationship between Mr. Long and any of the Company’s directors and executive officers.  He is party to an employment agreement dated December 29, 2011, and the terms of that employment agreement have not been modified as a result of him assuming the interim Chief Executive Officer role.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPREME INDUSTRIES, INC.

Date: April 5, 2012	By:	/s/ Matthew W. Long
Matthew W. Long, Interim Chief Executive Officer